Exhibit 99.1

Solta Medical, Inc. Signs Amendment to Expand Its Credit Facility with Silicon Valley Bank

HAYWARD, Calif., July 6, 2009 /PRNewswire-FirstCall/ — Solta Medical, Inc. (Nasdaq: SLTM), a global leader in the medical aesthetics market, today announced that it has signed an amendment with Silicon Valley Bank, a member company of SVB Financial Group (Nasdaq: SIVB), under which the company’s credit facility has been expanded from $9 million to $12 million. The Amendment provides for an increase of the secured revolving loan facility to $8.0 million, an amendment to the borrowing base formula for the revolving loan to provide that the borrowing base will be based on 70% of the Company’s gross balance sheet accounts receivable, and an additional $1.0 million under the secured term loan. Other terms and conditions of the credit facility remain largely unchanged.

“We are very pleased to be working with SVB. Our ability to expand upon our existing credit facility speaks to the company’s recent performance and strengthens our ability to pursue strategic initiatives,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical, Inc.

“SVB remains committed to providing Solta financial solutions to pursue its plans for growth,” said Ben Colombo, Senior Relationship Manager from Silicon Valley Bank. “We are proud to have been Solta’s financial partner over the last eight years and look forward to a continued strong relationship.”

Additional details on the amended credit facility are available in the form 8-K filed today by Solta Medical.

ABOUT SOLTA MEDICAL

Solta Medical is a global leader in the medical aesthetics market providing innovative, safe and effective anti-aging solutions for patients that enhance and expand the practice of medical aesthetics for physicians.

The company offers products to address aging skin under the industry’s two premier brands: Thermage(R) and Fraxel(R). Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Since 2002, over one million Thermage and Fraxel procedures have been performed in nearly 80 countries. Thermage and Fraxel are the perfect complement for any aesthetic practice. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

ABOUT SILICON VALLEY BANK

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital/private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SOURCE Solta Medical, Inc. -0- 03/11/2009

CONTACT:

Jack Glenn, Chief Financial Officer of Solta Medical, Inc.,

+1-510-786-6890

Web Site: http://www.Solta.com